Exhibit 99.2

Q4 FY20
Letter to Shareholders
May 4, 2020

Q4 FY20 Letter to Shareholders May 4, 2020 Q4 FY20 Letter to Shareholders 2 May 4, 2020 Dear Shareholders, In response to the global spread of COVID-19, Cirrus Logic’s priorities have been to ensure the safety and well-being of our employees, their families and our communities worldwide, while maintaining business continuity and continuing to provide outstanding support to our customers. We would like to thank the entire Cirrus Logic team for their efforts and cooperation over the past few months that enabled us to rapidly shift most of our work force to working remotely. At this time, the vast majority of our employees worldwide continue to work from home and remain subject to travel restrictions. While these measures have had some impact on our people and operations, overall, we are proud of the response of our team. Across the organization, everyone has done an excellent job adapting to a new work environment while remaining highly productive. We currently expect our organization to be able to continue to maintain a similar level of productivity for the duration of the world’s collective efforts to address the COVID-19 pandemic. We believe there are a number of factors that make Cirrus Logic well positioned to weather this storm and emerge stronger over the long run. The company entered the global financial crisis in 2008 with a strong cash position, no debt and a strategy we knew was working. As a result, through the downturn, we invested heavily in our emerging portable audio business. This established the company as an innovative, reliable supplier and enabled us to meaningfully expand market share in the following years. Today, our financial position is even stronger, and along with an extremely successful portable audio business we have several exciting mixed-signal opportunities with a line of sight to strong market success. With approximately $600 million in cash and no debt, we intend to invest through the downturn and maximize these new businesses. As a fabless semiconductor company, Cirrus Logic’s supply chain is a strong and valuable asset in difficult economic times, particularly when volumes are temporarily lower, or unpredictable. The vast majority of our wafers are supplied by TSMC and Global Foundries, and while the COVID-19 challenges are ongoing, they have consistently met our production schedules. We also work with the best assembly and test partners in the industry and, like our foundries, they have performed admirably during the COVID-19 pandemic. We would like to thank these partners for their continued support and cooperation. Currently, we do not anticipate a material adverse impact to our supply chain during this uncertain period. The company’s strategy of working closely with the very best customers in the markets we serve is even more important in an economic downturn. The vast majority of our products ship to a capable network of contract manufacturers, most of which are in China. The flexibility built into this network is powerful and was particularly valuable in the March quarter as we delivered revenue within 2 guidance, despite significant fluctuations in order volume, timing, and location due to China closures in February and March. As contract manufacturers in China began to resume production in late February, we were able to fulfill customer demand. Longer term, the COVID-19 pandemic is likely to adversely affect the economies and financial markets of many countries, and we would expect this to impact smartphone volumes, and ultimately our operating results, for some period of time. Nonetheless, we are optimistic that many of our market-leading customers will, like ourselves, be inclined to invest for the long term rather than economize for the short term. Despite these difficult times, we are confident the company's strategy and strong customer relationships will position us for continued success in the coming years.

As for our financial results for fiscal year 2020, the company reported revenue of $1.28 billion in FY20, GAAP operating profit of 13.5 percent and non-GAAP operating profit of 21.3 percent. GAAP and non-GAAP earnings per share were $2.64 and $3.99, respectively. Strong demand for components shipping in smartphones drove revenue for FY20 up eight percent year over year. Q4 FY20 revenue was $279.3 million and GAAP and non-GAAP earnings per share were $0.17 and $0.68, respectively.

Figure A: Cirrus Logic Q4 FY20 and FY20 Results

Q4 FY20	GAAP	Adj.	Non-GAAP*
Revenue	$279.3		$279.3
Gross Profit	$146.2	$0.1	$146.3
Gross Margin	52.4%		52.4%
Operating Expense**	$136.2	($37.5)	$98.7
Operating Income	$10.0	$37.6	$47.6
Operating Profit	3.6%		17.1%
Interest Income	$2.5		$2.5
Other Expense	($0.1)		($0.1)
Income Tax Expense	$2.2	$6.3	$8.5
Net Income	$10.2	$31.3	$41.5
Diluted EPS	$0.17	$0.51	$0.68

FY20	GAAP	Adj.	Non-GAAP*
Revenue	$1,281.1		$1,281.1
Gross Profit	$674.2	$0.9	$675.1
Gross Margin	52.6%		52.7%
Operating Expense**	$500.7	($98.2)	$402.5
Operating Income	$173.5	$99.1	$272.6
Operating Profit	13.5%		21.3%
Interest Income	$9.4		$9.4
Other Expense	($1.6)		($1.6)
Income Tax Expense	$21.8	$17.4	$39.2
Net Income	$159.5	$81.7	$241.2
Diluted EPS	$2.64	$1.35	$3.99

*Complete GAAP to Non-GAAP reconciliations available on page 15
**Includes restructuring costs reflected in the GAAP to non-GAAP reconciliation on page 15
$ millions, except EPS

Q4 FY20 Letter to Shareholders 3

4 Revenue and Gross Margins Cirrus Logic reported revenue for FY20 of $1.28 billion, up eight percent year over year. Growth was driven by content gains, primarily in smartphones, and to a lesser extent, higher unit volumes. In Android, increased sales of boosted amplifiers and haptic drivers were offset somewhat by a reduction in smart codec revenue. Revenue for the March quarter was $279.3 million, down 25 percent sequentially and up 16 percent year over year. The sequential decline in revenue reflects a reduction in unit volumes for certain components shipping in smartphones, which was offset somewhat by higher sales of boosted amplifier and haptic drivers in Android and a production ramp for a recently introduced tablet. The year-over-year uptick in revenue was largely due to an increase in demand for components shipping in smartphones and digital headsets and, to a lesser extent, increased content in smartphones and tablets. This was offset somewhat by lower smart codec shipments in Android. In FY20, one customer contributed 79 percent of total revenue. In Q4 FY20, two customers contributed 10 percent or more of total revenue, generating 75 percent and 10 percent, respectively. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship. Figure B: Cirrus Logic Revenue Q2 FY19 to Q1 FY21 (M) *Midpoint of guidance as of May 4, 2020 $366 $324 $240 $238 $389 $375 $279 $225* $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 Q2/FY19 Q3/FY19 Q4/FY19 Q1/FY20 Q2/FY20 Q3/FY20 Q4/FY20 Q1/FY21 Q4 FY20 Letter to Shareholders

In the June quarter, we expect revenue to range from $200 million to $250 million, down 19 percent sequentially and 6 percent year over year at the midpoint. The sequential decline is largely due to anticipated lower demand for components shipping in smartphones. On a year-over-year basis, the decline reflects lower unit volumes and a reduction in smart codec content in Android, which is partially offset by content gains in several end products. The company’s guidance is based on many factors, including direct input from our customers, external market sources, information from our supply chain partners and our own historical knowledge and experience. Given the unusual circumstances, we foresee potentially higher levels of variability, particularly on a quarterly basis. We also note, that it is difficult to reconcile our own quarterly results with those of our customers due, in part, to inventory builds and widely varying timing between our shipments and our customers’ revenue recognition. Despite the challenging environment, as we move through FY21, the company is focused on execution, new product development and expanding share with new and existing customers. FY20 GAAP gross margin was 52.6 percent, compared to 50.4 percent in FY19. Non-GAAP gross margin for the full fiscal year was 52.7 percent, versus 50.5 percent in the prior year. The year-overyear change in gross margin is largely due to a favorable mix and cost reductions on certain products and, to a lesser extent, a benefit of lower reserves and supply chain efficiencies. GAAP gross margin in the March quarter was 52.4 percent, compared to 52.7 percent in Q3 FY20 and 51.8 percent in Q4 FY19. Non-GAAP gross margin in Q4 FY20 was 52.4 percent, versus 52.8 percent in the prior quarter and 52 percent in Q4 FY19. The sequential decline in gross margin reflects higher allocated supply chain costs due to lower unit volumes. The year-over-year increase is primarily driven by supply chain efficiencies and, to a lesser extent, favorable mix and cost reductions on certain products, offset somewhat by lower sales of previously reserved products versus Q4 FY19. In the June quarter gross margin is expected to range from 51 percent to 53 percent. Operating Profit, Earnings and Cash For the fiscal year, Cirrus Logic delivered GAAP operating profit of approximately 13.5 percent, compared to 8.5 percent the prior year. Non-GAAP operating profit was roughly 21.3 percent, versus 15.7 percent in FY19. GAAP and non-GAAP operating expense for the full fiscal year was $500.7 million and $402.5 million, respectively. GAAP operating expense included $52.8 million in stock-based compensation, $23.4 million in amortization of acquired intangibles and $21.9 million in restructuring costs associated with exiting the MEMS product line. GAAP and non-GAAP operating expense in FY19 was $496.7 million and $411.9 million, respectively. GAAP operating expense in FY19 included $48.8 million in stock-based compensation, $41 million in amortization of acquired intangibles and a gain of $4.9 million on the sale of a real estate asset. Operating profit for Q4 FY20 was approximately 3.6 percent on a GAAP basis and 17.1 percent on a non-GAAP basis. GAAP operating expense was $136.2 million, up $11.4 million sequentially and $18.7 million year Q4 FY20 Letter to Shareholders 5

6 over year. GAAP operating expense included $20.7 million in restructuring costs associated with exiting the MEMS product line, $13.8 million in stock-based compensation and $3 million in amortization of acquired intangibles. Non-GAAP operating expense was $98.7 million, down $4.5 million sequentially and $4.2 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q4 FY20 and the full fiscal year are detailed below in order of significance in Figure C. Figure C: Primary Drivers of Operating Expenses *Excluded from non-GAAP operating expense GAAP R&D and SG&A expenses for Q1 FY21 are expected to range from $111 million to $117 million, including roughly $14 million in stock-based compensation and $3 million in amortization of acquired intangibles. The forecasted operating expense reflects a sequential decline in variable compensation, which is partially offset by increased product development costs. Our total headcount exiting Q4 was 1,443.

Q4 FY20 vs Q3 FY20 Q4 FY20 vs Q4 FY19 FY20 vs FY19 Restructuring costs* Restructuring costs* Restructuring costs* Variable compensation Gain on the sale of a real estate asset in Q4 FY19* Variable compensation Amortization of acquisition intangibles* Variable compensation Gain on the sale of a real estate asset in Q4 FY19* Product development Stock-based compensation* Stock-based compensation* Employee expenses Amortization of acquisition intangibles* Amortization of acquisition intangibles* Increased R&D incentives Increased R&D incentives Employee expenses Product development Q4 FY20 Letter to Shareholders 7 Figure D: GAAP R&D and SG&A Expenses (M)/Headcount Q2 FY19 to Q1FY21 *Reflects midpoint of combined R&D and SG&A guidance as of May 4, 2020 FY20 GAAP earnings per share was $2.64, compared to $1.46 the prior year. GAAP earnings per share for the full fiscal year include $21.9 million of operating expense associated with restructuring costs. Non-GAAP earnings per share for the full fiscal year was $3.99, versus $2.64 in FY19. GAAP earnings per share for the March quarter was $0.17, compared to $1.13 the prior quarter and $0.10 in Q4 FY19. GAAP earnings per share for the quarter includes $20.6 million of expense associated with restructuring costs. Non-GAAP earnings per share for the quarter were $0.68, versus $1.41 in Q3 FY20 and $0.37 in Q4 FY19. Our ending cash balance in the March quarter was $597.7 million, down from $605.6 million the prior quarter. Cash from operations was $295.8 million for the full fiscal year and $49.3 million for the quarter. In FY20, we used $120 million to repurchase approximately two million shares at an average price of $56.32. In the March quarter, we used $50 million to repurchase 683,217 shares at an average price of $73.18. As of March 28, 2020, the company has $120 million remaining in its current share repurchase authorization. We are pleased with our strong cash flow generation and 1,592 1,580 1,551 1,496 1,472 1,441 1,443 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 $110 $120 $130 $140 Q2/FY19 Q3/FY19 Q4 FY19 Q1 FY20 Q2 FY20 Q3 FY20 Q4 FY20 Q1 FY21 R&D SG&A Expense* Headcount Q4 FY20 Letter to Shareholders

8 will evaluate potential uses of this cash, including acquisitions and the repurchase of shares on an opportunistic basis. Net interest income is currently expected to be roughly $1.5 million in Q1 FY21. Taxes and Inventory GAAP tax expense for FY20 was $21.8 million on GAAP pre-tax income of $181.3 million, resulting in an effective tax rate of 12 percent. Non-GAAP tax expense for the full fiscal year was $39.2 million on non-GAAP pre-tax income of $280.4 million, resulting in an effective tax rate of 14 percent for the year. For the March quarter, we realized GAAP tax expense of $2.2 million on GAAP pre-tax income of $12.4 million, resulting in an effective tax rate of 17.7 percent. Non-GAAP tax expense for the quarter was $8.5 million on non-GAAP pre-tax income of $50 million, resulting in an effective tax rate of 17 percent. Non-GAAP tax expense for the quarter and full fiscal year includes the effect of higher non-GAAP income in various jurisdictions and excludes the effect of the restructuring charge recognized in GAAP income. The corporate tax impact of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act enacted in Q4 FY20, has been incorporated in our quarterly and full year results and had a minor impact on both GAAP and non-GAAP tax expense. We expect that our worldwide non-GAAP effective tax rate in FY21 will range from 15 percent to 17 percent. Q4 inventory was $146.7 million, up from $137.9 million in Q3 FY20. In Q1 FY21, inventory is expected to increase from the prior quarter as we begin ramping ahead of new product launches in the back half of the calendar year and we continue to manage inventory to appropriately meet customer demand. Company Strategy We are proud of our accomplishments in FY20 as we expanded penetration with new and existing customers and executed on several strategic initiatives that we believe position the company for success in the coming years. In the past year, we increased the number of components shipping in smartphones, gained share in tablets, wearables and truly wireless headsets and introduced numerous new components to address opportunities in audio, voice and other adjacent markets. As expected, smartphone architectures in Android are evolving, resulting in headwinds with our general market smart codecs; however, this is partially offset by increased sales of these products in digital headsets. We are also experiencing robust demand for boosted amplifiers and haptic driver solutions as Android OEMs seek to differentiate with louder, high-quality audio and rich tactile feedback. Outside of Android, interest in innovative smart codecs that set new standards for power, performance and size remains robust and is fueling investment in new technologies as well as the transition of our mixed-signal intellectual property from 55-nanometer to 22-nanometer. We are also encouraged with customer engagement surrounding voice products, including our suite of secure voice authentication technologies, and continue to invest in a number of related areas. Q4 FY20 Letter to Shareholders

9 While we are pleased with the results of our product development efforts in FY20, we expect to be able to continue to leverage our expertise in low-power, low-latency mixed-signal processing to address demand for innovative components in an expanded range of product categories going forward. Sales of boosted amplifiers increased year-over-year in FY20 due, in part, to share expansion in tablets and Android smartphones. We are excited to be shipping our latest high -performance amplifier chipset in a recently introduced premium tablet. Architected for multi-speaker applications, this solution includes an efficient, digitally-controlled multiphase boost converter IC that incorporates sophisticated battery management technology. The boost IC, which has integrated speaker voltage and current monitoring, is coupled with new high-voltage Class D amplifiers, resulting in high-quality sound at volume levels unprecedented for this category of device. Customer engagement around our next generation of boosted amplifiers remains strong and feedback has been positive. These devices feature advancements to battery management and deliver higher power and louder amplification with improved efficiency. Demand for features enabled by our boosted amplifiers continues to grow as consumers are eager for louder playback and industrial designs push the limits with thinner form factors and micro speakers. While flagship and mid-tier smartphones are expected to remain the largest opportunity, we are increasingly engaging with customers seeking higher-quality, louder sound in tablets, wearables, laptops and AR/VR headsets. As we move into FY21, design activity remains robust and we expect new devices utilizing our products to come to market this year. Our haptics product line grew significantly in FY20 and we are delighted to be shipping in several high-volume smartphones at a leading Android customer. In the March quarter, we began initial engagements with key customers on our next generation end-to-end haptic and sensing solution. This product integrates best-in-class haptic hardware, algorithms and sensing technology, and reduces the number of external components required to deliver the haptic experience. Interest in haptic solutions remains strong as OEMs seek to maximize the display size and improve the overall device robustness by removing mechanical buttons. In addition, replacing mechanical buttons with virtual, solid-state electronics-based buttons enable OEMs to customize what was once a singlepurpose use case to be a programmable surface for unique consumer experiences and new features. Further, crisp, ultra-low-latency tactile feedback is critical when delivering a differentiated user experience for multimedia consumption and gaming applications. Cirrus Logic’s solutions incorporate proprietary ultra-low-latency algorithms that enable customers to design custom waveforms based on the type of experience they are trying to create. As with our boosted amplifiers, the desire for rich haptic feedback in smartphones remains strong, and we have also seen an uptick in design activity for tablets, laptops, wearables and AR/VR headsets. As a leading supplier of wired and wireless digital headset technology, Cirrus Logic is shipping in many of the highest volume products on the market today, including two of the top three truly Q4 FY20 Letter to Shareholders

10 wireless headset brands. Our smart codecs and amplifiers differentiate performance and enable smart features while delivering the compact size and low-power consumption critical for this product category. We are also investing in next-generation products that further extend battery life and reduce the overall footprint, while enhancing audio, voice and hearing features. Building on our success in FY20, we expect more products to launch in the next 12 months that use our components as we continue to capitalize on the fast-growing truly wireless market. The company has experienced a meaningful increase in demand for products that deliver lowpower, low-latency high-performance signal processing. Drawing on our capabilities in mixed-signal design and advanced low-power processing, we are investing in a number of new technologies that we believe will drive product diversification and expand our serviceable market. As we stated in the previous shareholder letter, in an effort to adequately staff these opportunities, the company reallocated the majority of MEMs microphone resources to other projects that we believe have a larger return on investment. During the quarter, customer engagement with our latest closed-loop controller product was healthy and we expect to begin ramping this component in the second half of the year. We also made progress transitioning key intellectual property and smart codec technology from 55-nanometer to 22-nanometer. This multi-year process is expected to enhance the design capabilities for high-performance, mixed-signal smart codecs enabling meaningful improvements to power, latency and size. Longer-term, we are developing a robust pipeline of new products that we believe will fuel content expansion beyond our traditional product areas and contribute to the company’s continued success. In closing, we are also pleased to have recently welcomed Catherine Lego to the company’s board of directors. She brings a wide range of knowledge and expertise within the semiconductor industry, including financial, business development and corporate governance, and we look forward to her valuable insight and guidance as a member of the Cirrus Logic team. Summary and Guidance For the June quarter we expect the following results: • Revenue to range between $200 million and $250 million; • GAAP gross margin to be between 51 percent and 53 percent; and • Combined GAAP R&D and SG&A expenses to range between $111 million and $117 million, including approximately $14 million in stock-based compensation expense and $3 million in amortization of acquired intangibles; As the global community continues to confront the COVID-19 pandemic and the unknown economic consequences, Cirrus Logic is fortunate to have a strong balance sheet and solid relationships with the leaders in the markets we serve. Our outstanding teams in engineering, Q4 FY20 Letter to Shareholders

11 supply chain and operations, are actively engaged with our customers and vendors to ensure we meet production requirements and execute on new product development and key strategic initiatives. Reflecting on our FY20 results, we are pleased with our financial performance and product execution. We experienced strong demand for our components across flagship and midtier smartphones and expanded our penetration in tablets, truly wireless headsets and wearables. As we move into FY21, we are excited to begin shipping new technologies to our customers across a range of end devices. With an extensive intellectual property portfolio and a robust product roadmap, the company will continue to invest in key technologies that we believe will drive meaningful opportunities in the future. Sincerely, Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 9199070). Use of Non-GAAP Financial Information To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, and effective tax rate. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related Jason Rhode Chief Executive Officer John Forsyth President Thurman Case Chief Financial Officer Q4 FY20 Letter to Shareholders

12 reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related stock-based compensation information that is not currently available. Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our ability to maintain our supply chain operations and overall productivity for the duration of the COVID-19 pandemic, invest for the long-term through any downturn, and maximize our new business opportunities; our outlook in the coming quarters and years, and optimism for the long-term success and outlook of the company; expected product introductions and customer ramps, including the expected introduction of our closed-loop controller component in the second half of CY20; expectations related to new or additional content at new and existing customers; expectations of expansion into adjacent markets and product categories, and our ability to drive product diversification; expectations for future revenue growth and market success with voice authentication, closed-loop controllers, headset products, audio amplifiers, haptic devices and other components requiring low-power, low-latency, high-performance signal processing; our ability to continue to generate strong cash flow; effective tax rates for fiscal year 2021; and our forecasts for the first quarter of fiscal year 2021 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles, restructuring charges and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the first quarter of fiscal year 2021, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; failure to win new designs or additional content as expected at Android customers; any changes in U.S. trade policy, including potential adoption and expansion of Q4 FY20 Letter to Shareholders

13 trade restrictions, higher tariffs, or cross border taxation by the U.S. government involving other countries, particularly China, that might impact overall customer demand for our products or affect our ability to manufacture and/or sell our products overseas; and the risk factors listed in our Form 10-K for the year ended March 30, 2019 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise. Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking Disclosures We face risks related to global health epidemics that could impact our sales, supply chain and operations, resulting in materially reduced revenue and adversely affecting operating results. On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus (now termed COVID-19). While we expect the impacts of COVID-19 to have an adverse effect on our business, financial condition and results of operations, we are unable to predict the extent or nature of these impacts at this time. The COVID-19 pandemic will likely heighten or exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 30, 2019 and in our other filings with the Securities and Exchange Commission. Any increase in the severity of the outbreak or any additional government measures restricting movement or business operations, could cause a disruption to our supply of products to our customers – particularly with respect to the manufacture of semiconductor wafers that would have to go through extensive qualification to relocate manufacturing to a different fab. Even if our suppliers and service providers are operational, other third-party suppliers may be closed or not fully operational, resulting in a shortage of some components needed for our products or our customers’ end products. Any disruption of our suppliers or customers and their contract manufacturers would likely impact our inventory, backlog, sales and operating results, as customers may cancel or reschedule orders on short notice. In addition, we have seen some reductions in commercial airline and cargo flights, and disruption to ports and other shipping infrastructure that resulted in increased transport times, which if those disruptions were to intensify, could affect our ability to timely deliver our products. During the COVID-19 pandemic, we have also experienced, and expect to continue to experience, disruptions to our business operations resulting from government stay-at-home directives, quarantines, self-isolations, travel restrictions, or other restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products in a timely manner, meet required milestones, or win new business. Any increased or additional disruptions to our business operations due to these restrictions would likely impact our ability to continue to maintain current levels of productivity. Q4 FY20 Letter to Shareholders

In the longer term, the COVID-19 pandemic is likely to adversely affect the economies and financial markets of many countries, leading to a global economic downturn and potentially a recession. This would likely adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results.

Cirrus Logic, Cirrus, and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Summary of Financial Data Below:

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended	
	Mar. 28, 2020	Dec. 28, 2019	Mar. 30, 2019	Mar. 28, 2020	Mar. 30, 2019
	Q4'20	Q3'20	Q4'19	Q4'20	Q4'19
Portable products	$ 249,731	$ 344,870	$ 207,099	$ 1,146,918	$ 1,032,049
Non-portable and other products	29,560	29,798	33,342	134,206	153,475
Net sales	**279,291**	**374,668**	**240,441**	**1,281,124**	**1,185,524**
Cost of sales	133,056	177,163	115,802	606,957	588,027
Gross profit	**146,235**	**197,505**	**124,639**	**674,167**	**597,497**
Gross margin	**52.4%**	**52.7%**	**51.8%**	**52.6%**	**50.4%**
Research and development	81,865	88,713	92,251	347,647	375,139
Selling, general and administrative	32,464	36,113	30,194	131,115	126,502
Restructuring costs	21,925	-	-	21,925	-
Gain on sale of assets	-	-	(4,913)	-	(4,913)
Total operating expenses	136,254	124,826	117,532	500,687	496,728
Income from operations	**9,981**	**72,679**	**7,107**	**173,480**	**100,769**
Interest income	2,474	2,392	2,248	9,401	6,960
U.K. pension settlement	-	-	-	-	(13,768)
Other expense	(106)	(563)	(150)	(1,615)	(217)
Income before income taxes	**12,349**	**74,508**	**9,205**	**181,266**	**93,744**
Provision for income taxes	2,191	5,996	3,048	21,768	3,753
Net income	**$ 10,158**	**$ 68,512**	**$ 6,157**	**$ 159,498**	**$ 89,991**
Basic earnings per share:	$ 0.17	$ 1.18	$ 0.10	$ 2.74	$ 1.50
Diluted earnings per share:	$ 0.17	$ 1.13	$ 0.10	$ 2.64	$ 1.46
Weighted average number of shares:					
Basic	58,527	58,188	59,031	58,317	60,116
Diluted	60,683	60,492	60,199	60,462	61,583

Prepared in accordance with Generally Accepted Accounting Principles

Q4 FY20 Letter to Shareholders 14

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Twelve Months Ended	
	Mar. 28, 2020	Dec. 28, 2019	Mar. 30, 2019	Mar. 28, 2020	Mar. 30, 2019
Net Income Reconciliation	Q4'20	Q3'20	Q4'19	Q4'20	Q4'19
GAAP Net Income	$ 10,158	$ 68,512	$ 6,157	$ 159,498	$ 89,991
Amortization of acquisition intangibles	3,000	6,470	7,228	23,420	40,991
Stock-based compensation expense	14,052	14,160	12,583	53,757	49,689
Restructuring costs	20,602	1,323	-	21,925	-
U.K. pension settlement	-	-	-	-	13,768
Gain on sale of assets	-	-	(4,913)	-	(4,913)
Adjustment to income taxes	(6,320)	(4,871)	1,202	(17,411)	(26,781)
Non-GAAP Net Income	$ 41,492	$ 85,594	$ 22,257	$ 241,189	$ 162,745
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	$ 0.17	$ 1.13	$ 0.10	$ 2.64	$ 1.46
Effect of Amortization of acquisition intangibles	0.05	0.11	0.12	0.39	0.67
Effect of Stock-based compensation expense	0.23	0.23	0.21	0.89	0.81
Effect of Restructuring costs	0.34	0.02	-	0.36	-
Effect of U.K. pension settlement	-	-	-	-	0.22
Effect of Gain on sale of assets	-	-	(0.08)	-	(0.08)
Effect of Adjustment to income taxes	(0.11)	(0.08)	0.02	(0.29)	(0.44)
Non-GAAP Diluted earnings per share	$ 0.68	$ 1.41	$ 0.37	$ 3.99	$ 2.64
Operating Income Reconciliation					
GAAP Operating Income	$ 9,981	$ 72,679	$ 7,107	$ 173,480	$ 100,769
GAAP Operating Profit	*3.6%*	*19.4%*	*3.0%*	*13.5%*	*8.5%*
Amortization of acquisition intangibles	3,000	6,470	7,228	23,420	40,991
Stock-based compensation expense - COGS	213	200	288	908	877
Stock-based compensation expense - R&D	9,446	9,343	8,270	33,859	29,115
Stock-based compensation expense - SG&A	4,393	4,617	4,025	18,990	19,697
Restructuring costs	20,602	1,323	-	21,925	-
Gain on sale of assets	-	-	(4,913)	-	(4,913)
Non-GAAP Operating Income	$ 47,635	$ 94,632	$ 22,005	$ 272,582	$ 186,536
Non-GAAP Operating Profit	*17.1%*	*25.3%*	*9.2%*	*21.3%*	*15.7%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 136,254	$ 124,826	$ 117,532	$ 500,687	$ 496,728
Amortization of acquisition intangibles	(3,000)	(6,470)	(7,228)	(23,420)	(40,991)
Stock-based compensation expense - R&D	(9,446)	(9,343)	(8,270)	(33,859)	(29,115)
Stock-based compensation expense - SG&A	(4,393)	(4,617)	(4,025)	(18,990)	(19,697)
Restructuring costs	(20,724)	(1,201)	-	(21,925)	-
Gain on sale of assets	-	-	4,913	-	4,913
Non-GAAP Operating Expenses	$ 98,691	$ 103,195	$ 102,922	$ 402,493	$ 411,838
Gross Margin/Profit Reconciliation					
GAAP Gross Profit	$ 146,235	$ 197,505	$ 124,639	$ 674,167	$ 597,497
GAAP Gross Margin	*52.4%*	*52.7%*	*51.8%*	*52.6%*	*50.4%*
Stock-based compensation expense - COGS	213	200	288	908	877
Restructuring costs - COGS	(122)	122	-	-	-
Non-GAAP Gross Profit	$ 146,326	$ 197,827	$ 124,927	$ 675,075	$ 598,374
Non-GAAP Gross Margin	*52.4%*	*52.8%*	*52.0%*	*52.7%*	*50.5%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense	$ 2,191	$ 5,996	$ 3,048	$ 21,768	$ 3,753
GAAP Effective Tax Rate	*17.7%*	*8.0%*	*33.1%*	*12.0%*	*4.0%*
Adjustments to income taxes	6,320	4,871	(1,202)	17,411	26,781
Non-GAAP Tax Expense	$ 8,511	$ 10,867	$ 1,846	$ 39,179	$ 30,534
Non-GAAP Effective Tax Rate	*17.0%*	*11.3%*	*7.7%*	*14.0%*	*15.8%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense	$ 0.04	$ 0.10	$ 0.05	$ 0.36	$ 0.06
Adjustments to income taxes	0.11	0.08	(0.02)	0.29	0.44
Non-GAAP Tax Expense	$ 0.15	$ 0.18	$ 0.03	$ 0.65	$ 0.50

Q4 FY20 Letter to Shareholders 15

16 Mar. 28, Dec. 28, Mar. 30, 2020 2019 2019 ASSETS Current assets Cash and cash equivalents $ 292,119 $ 342,301 $ 216,172 Marketable securities 22,008 13,098 70,183 Accounts receivable, net 153,998 175,937 120,656 Inventories 146,725 137,920 164,733 Other current assets 35,346 45,345 53,239 Total current Assets 650,196 714,601 624,983 Long-term marketable securities 283,573 250,162 158,968 Right-of-use lease assets 141,274 141,348 - Property and equipment, net 158,244 174,390 186,185 Intangibles, net 34,430 47,133 67,847 Goodwill 287,088 285,904 286,241 Deferred tax asset 10,052 9,183 8,727 Other assets 27,820 24,819 19,689 Total assets $ 1,592,677 $ 1,647,540 $ 1,352,640 LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities Accounts payable $ 78,412 $ 98,835 $ 48,398 Accrued salaries and benefits 42,439 34,228 29,289 Lease liability 13,580 13,863 - Other accrued liabilities 24,206 31,385 37,853 Total current liabilities 158,637 178,311 115,540 Non-current lease liability 129,312 133,993 - Non-current income taxes 71,143 72,422 78,309 Other long-term liabilities 3,806 2,934 18,551 Stockholders' equity: Capital stock 1,434,929 1,417,646 1,363,736 Accumulated deficit (201,681) (157,869) (222,430) Accumulated other comprehensive income (loss) (3,469) 103 (1,066) Total stockholders' equity 1,229,779 1,259,880 1,140,240 Total liabilities and stockholders' equity $ 1,592,677 $ 1,647,540 $ 1,352,640 CONSOLIDATED CONDENSED BALANCE SHEET unaudited; in thousands Prepared in accordance with Generally Accepted Accounting Principles